EXHIBIT 10.2

LICENSE AGREEMENT BETWEEN

ALBERT EINSTEIN COLLEGE OF MEDICINE OF YESHIVA UNIVERSITY

AND

PAIN THERAPEUTICS, INC.

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS		2
1.1	“AFFILIATE”	2
1.2	“AGENCY”	2
1.3	“CALENDAR QUARTER”	2
1.4	“CALENDAR YEAR”	3
1.5	“CONFIDENTIAL INFORMATION”	3
1.6	“DEVELOPMENT SCHEDULE”	3
1.7	“FIRST COMMERCIAL SALE”	3
1.8	“IND”	3
1.9	“KNOW-HOW”	3
1.10	“LICENSED PRODUCT”	4
1.11	“MAJOR COUNTRIES”	4
1.12	“NDA”	4
1.13	“NET SALES”	4
1.14	“NET PROCEEDS”	5
1.15	“PATENT RIGHTS”	5
1.16	“SUBLICENSEE”	6
1.17	“TERRITORY”	6
1.18	“VALID PATENT CLAIM”	6

ARTICLE II

PATENT RIGHTS AND KNOW-HOW		6

ARTICLE III

PAYMENTS		8

Table I		10

ARTICLE IV

ROYALTIES AND REPORTS		11

ARTICLE V

DEVELOPMENT AND COMMERCIALIZATION		17

ARTICLE VI

CONFIDENTIALITY AND PUBLICATION		18

PATENTS		21

ARTICLE VIII

TERM AND TERMINATION		24

ARTICLE IX

INDEMNIFICATION		26

ARTICLE X

MISCELLANEOUS		28

LICENSE AGREEMENT

THIS AGREEMENT, effective as of the date of last signature by a party hereto (the “Effective Date”), is entered into by and between Albert Einstein College of Medicine of Yeshiva University, a division of Yeshiva University, a corporation existing under the laws of the State of New York, having an office and place of business at 1300 Morris Park Avenue, Bronx, New York 10461 (“UNIVERSITY”) and Pain Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having its principal office at 1345 Douglas Street, San Francisco, CA 94131 (“LICENSEE”).

WITNESSETH

WHEREAS, in the course of research conducted under UNIVERSITY auspices by Dr. Stanley M. Crain and Dr. Ke-Fei Shen in the Department of Neuroscience of UNIVERSITY certain Know-How and Patent Rights have been developed;

WHEREAS, pursuant to assignments by Dr. Crain and Dr. Shen to UNIVERSITY, which assignments have been recorded in the U.S. Patent and Trademark Office, UNIVERSITY is the owner of the Know-How and Patent Rights, and has the right to grant licenses under the Know-How and Patent Rights;

WHEREAS, UNIVERSITY desires to have the Patent Rights utilized in the public interest and is willing to grant a license to its interest thereunder,

WHEREAS, LICENSEE desires to obtain a license under the Patent Rights and Know-How in accordance with the terms and conditions set forth herein, to commercially develop and exploit the Patent Rights and Know-How;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows.

ARTICLE I

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or plural, shall have the meaning designated below or, if not designated below, the meaning as designated in places throughout this Agreement.

1.1	“AFFILIATE” means any corporation or other entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

1.2	“AGENCY” means any governmental regulatory authority responsible for granting health or pricing approvals, registrations, import permits, and other approvals required before Licensed Product may be tested or marketed in any country.

1.3	“CALENDAR QUARTER” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.4	“CALENDAR YEAR” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.5	“CONFIDENTIAL INFORMATION” means and includes, without limitation, information and data of one party supplied to the other, know-how, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing or orally or by other means, which is provided by one party to the other party in connection with this Agreement, and which is designated confidential by the disclosing party.

1.6	“DEVELOPMENT SCHEDULE” shall have the meaning set forth in Section 5.2 hereof.

1.7	“FIRST COMMERCIAL SALE” means, with respect to a Licensed Product, the first sale for use or consumption by the public of such Licensed Product in a country after all required approvals, including marketing and pricing approvals, have been granted by the governing health authority of such country.

1.8	“IND” means Investigational New Drug application, or the like, as defined in the applicable laws and regulations of the governmental drug regulatory agencies in each country.

1.9

“KNOW-HOW” means all information and materials, including but not limited to, technology, experience, discoveries, improvements, processes, formulae, data (including but not limited to all preclinical, clinical, toxicological, and pharmacological data) and inventions, trade secrets, patentable or otherwise, developed by UNIVERSITY through Drs. Crain and Shen, which on the Effective Date of this Agreement are in UNIVERSITY’s possession and control, are not generally known and are necessary or useful for LICENSEE in the research, development, manufacture, marketing, use or sale of compositions or methods for the attenuation of opioid tolerance and dependence and the enhancement of opioid analgesic potency. Know-How shall also include any Know-How and improvements or modifications to the Know-How which are developed by UNIVERSITY through Drs. Crain, Shen and their staff after the Effective Date of this Agreement as a result of any research funding provided by LICENSEE to UNIVERSITY pursuant to this Agreement.

1.10	“LICENSED PRODUCT” means any and all formulations for human pharmaceutical or animal health use, the manufacture, importation use or sale of which would (a) infringe a Valid Patent Claim but for the license provided under Article II hereof or (b) involve the use of Know-How.

1.11	“MAJOR COUNTRIES” means the following countries: United States, Canada, Japan and collectively the European Community.

1.12	“NDA” means a New Drug Application in the U.S. or the corresponding application for authorization for marketing of Licensed Product in any other country, as defined in the applicable laws and regulations and filed with the Agency of a given country.

1.13	“NET SALES” means the aggregate gross invoice price of Licensed Product sold by LICENSEE, its Affiliates and Sublicensees to an independent third party, including without limitation distributors, after deducting (to the extent not already deducted in the amount invoiced):

(i)	trade and quantity discounts given;

(ii)	returns and allowances;

(iii)	rebates, chargebacks and other amounts paid, credited or accrued;

(iv)	retroactive price reductions;

(v)	sales commissions paid to distributors and/or selling agents;

(vi)	a fixed amount equal to five percent (5%) for U.S. sales and ten percent (10%) for sales outside the U.S., of the amount invoiced to cover bad debt, custom duties, surcharges, sales or excise taxes, cash discounts, transportation and insurance charges; and

(vii)	as agreed by the parties, any other specifically identifiable amounts included in gross sales that were or ultimately will be credited and that are substantially similar to those listed above.

1.14	“NET PROCEEDS” shall mean the total consideration. in any form (including, but not limited to, license signing and maintenance fees, minimum payments, research and development funds, and payments for equity of Licensee in excess of fair market value. etc.), received by LICENSEE from any third party or parties in connection with the grant to said third party or parties of a sublicense to make and sell (or otherwise dispose of) Licensed Products. Net Proceeds do not include royalties based on Net Sales of a sublicensee, nor payments made to Licensee that are specifically earmarked for and actually used to conduct clinical trials for Licensed Products.

1.15	“PATENT RIGHTS” means the patents and patent applications listed on Attachment A and any and all divisions, continuations, continuations-in-part, reissues, renewals, extensions or the like of any such patents and patent applications and all foreign equivalents thereof and any and all patents and patent applications owned by UNIVERSITY which contain one or more claims directed to compositions or methods for the attenuation of opioid tolerance and dependence and the enhancement of opioid analgesic potency and which result from the research funding provided by LICENSEE to UNIVERSITY pursuant to this Agreement, and any and all divisions, continuations, continuations-in-part, reissues, renewals, extensions or the like of any such patents and patent applications and all foreign equivalents thereof.

1.16	“SUBLICENSEE” means a business entity which is sublicensed by LICENSEE under this Agreement.

1.17	“TERRITORY” means the entire world.

1.18	“VALID PATENT CLAIM”‘ means a claim of an issued and unexpired patent included within the Patent Rights which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE II

PATENT RIGHTS AND KNOW-HOW

2.1	Subject to paragraph 2.4, UNIVERSITY hereby grants to LICENSEE an exclusive license, with right to grant sublicenses, under the Patent Rights and Know-How to make, have made, use, sell, offer for sale and import Licensed Products in the Territory. LICENSEE shall require all of its sublicensees to expressly agree to indemnify UNIVERSITY in the same manner as LICENSEE is required to indemnify UNIVERSITY pursuant to this Agreement. For each sublicense agreement into which LICENSEE proposes to enter, LICENSEE shall notify UNIVERSITY of the name and address of the sublicensee and provide to UNIVERSITY a copy of the proposed agreement with such sublicensee. Within thirty days of receipt of the proposed agreement and name and address,

UNIVERSITY shall have the right to reject a proposed Sublicensee if such sublicensee:

1.	Has, within the past 2 years, engaged in illegal activities;

2.	Has an unusually high debt burden or liability (as compared with similar businesses in the same country); and

3.	Has, within the past 2 years, been censured by the U.S. Securities and Exchange Commission or, if not a U.S. company, by the securities regulators of its country.

4.	Has, within the past 2 years, engaged in a boycott or Israel.

A true and complete copy of all sublicense agreements shall be promptly provided to UNIVERSITY.

2.2	Within thirty (30) days following the Effective Date of this License Agreement, UNIVERSITY shall provide to LICENSEE Know-How not already provided to LICENSEE. Throughout the term of this Agreement, UNIVERSITY will provide additional Know-How to LICENSEE promptly as it is developed.

2.3	LICENSEE’s Right of Negotiation. It is recognized that during the term of this Agreement discoveries and inventions may be made as a result of the research funding provided by LICENSEE to UNIVERSITY pursuant to this Agreement that have utility in the pharmaceutical or animal fields which are outside the scope of the license granted under Section 2.1 hereof. Such discoveries and inventions may be made solely by UNIVERSITY or jointly by UNIVERSITY and LICENSEE (said discoveries and inventions referred to herein collectively as “Subject Inventions”). In consideration of this Agreement, UNIVERSITY hereby grants to LICENSEE the fight to require, at LICENSEE’s election, that UNIVERSITY negotiate in good faith with LICENSEE with respect to the grant to LICENSEE of an exclusive world-wide license, with right to grant sublicenses, to make, have made, use, sell, offer for sale and import under UNIVERSITY’s rights in any and all Subject Inventions and any patent or patent application claiming such Subject Inventions. The terms and Conditions of such license will be determined giving consideration to product sales, the license scope and rates conventionally granted for inventions with reasonably similar commercial potential and the relative contributions of the parties to the invention, the relative contribution of such invention to the product commercialized, and the cost of subsequent research and development needed to bring the product into the marketplace.

2.4	UNIVERSITY has and will perform research sponsored in part by the United States Government and related to Licensed Products. As a result of this government sponsorship of the aforementioned research, the United States Government retains certain rights in such research as set forth in 35 U.S.C. Section 200 et. seq. and applicable regulations. The continuation of such government sponsored research by UNIVERSITY during the term of this Agreement will not constitute a breach of this Agreement. All rights reserved to the U.S. Government under 35 U.S.C. Section 200 et. seq. and applicable regulations shall remain so reserved and shall in no way be affected by this Agreement. UNIVERSITY is not obligated under this Agreement to take any action which would conflict in any respect with their past, current or future obligations to the U.S. Government as to work already performed and to be performed in the future.

ARTICLE III

PAYMENTS

3.1	LICENSE FEE. In consideration for the rights and licenses granted hereunder, LICENSEE shall pay to UNIVERSITY a one time license fee payment of one hundred thousand dollars ($100,000) which shall be due within thirty (30) days of the Effective Date. This payment is non-returnable and not creditable against any other payment due under this Agreement.

3.2	RESEARCH FUNDING. In consideration of the license grant and with the understanding that the following payments will be used to fund research at UNIVERSITY in the laboratory of Drs. Crain and Shen, LICENSEE shall pay UNIVERSITY a total of six hundred thousand dollars ($600,000) as follows:

(a)	FIRST PAYMENT: one hundred thousand dollars ($100,000) paid in the first year of this Agreement, which shall be due within thirty (30) days of the Effective Date;

(b)	SECOND PAYMENT: one hundred thousand dollars ($100,000) paid in the first year of this Agreement, which shall be due within thirty (30) days of the sixth (6) month anniversary of the Effective Date;

(c)	THIRD PAYMENT: two hundred thousand dollars ($200,000), paid in the second year of this Agreement, which shall be due within thirty (30) days of the one year anniversary of the Effective Date; and

(d)	FOURTH PAYMENT: two hundred thousand dollars ($200,000), paid in the third year of this Agreement, which shall be due within thirty (30) days of the two year anniversary of the Effective Date.

The parties acknowledge and agree that in the event LICENSEE terminates this Agreement as provided under Article VIII hereinbelow, then LICENSEE shall not be obligated to make any payment under this Section 3.2 that, becomes due after such termination. Thus, e.g., if LICENSEE terminates this Agreement on the six month anniversary of the Effective Date, then LICENSEE shall not be obligated to make the payments of Sections 3.2(a) and (b).

3.3	MILESTONES: MILESTONE PAYMENTS. In further consideration of the rights and licenses granted to LICENSEE hereunder, LICENSEE shall make lump sum milestone payments to UNIVERSITY upon the first achievement of the Milestone Events, as set forth in Table I hereinbelow, with respect to Licensed Product.

MILESTONE EVENT	MILESTONE PAYMENT	MILESTONE DATE

Initiation of first Phase III Effective studies in the U.S.	$200,000	4 years from Date

First NDA filing in the U.S. Effective	$300,000	8 years from Date

First NDA approval in the U.S. Effective	$3,000,000	10 Years from Date

First approval to market in each Major Country, other than the U.S.	$500,000

LICENSEE shall notify UNIVERSITY in writing within thirty (30) days upon the achievement of each Milestone Event and such Milestone Payment shall be paid no later than thirty (30) days following achievement of the Milestone Event. All Milestone Payments under this Agreement shall be made in United States dollars.

Notwithstanding anything to the contrary, LICENSEE shall be deemed to have met a Milestone obligation upon timely payment of the Milestone Payment, regardless of whether the Milestone Event has actually been achieved. Moreover, in the event LICENSEE meets a Milestone by timely payment of the Milestone Payment, and then achieves the Milestone Event some time after the Milestone Date, then the remaining Milestone Dates shall be adjusted into the future by the same amount of time, up to one year, that it took to achieve the Milestone Event. For example, if LICENSEE tendered the Milestone Payment associated with the initiation of first Phase III Studies in the U.S. on the Milestone Date, and achieved this Milestone Event 4.5 years from the Effective Date, then remaining Milestone Dates would be adjusted forward as follows: First NDA filing in the U.S., 8.5 years from Effective Date; First NDA approval in the U.S., 10.5 years. However, if LICENSEE tendered the Milestone Payment associated with the initiation of first Phase III Studies in the U.S. on the Milestone Date, and

achieved this Milestone Event 5.5 years from the Effective Date, then remaining Milestone Dates would be adjusted forward as follows: First NDA filing in the U.S., 9 years from Effective Date; First NDA approval in the U.S., 11 years.

ARTICLE IV

ROYALTIES AND REPORTS

4.1	In consideration of the license rights granted to LICENSEE by UNIVERSITY hereunder, LICENSEE shall pay to UNIVERSITY annual royalties for each Calendar Year on Net Sales of Licensed Product(s) by LICENSEE, its Affiliates and Sublicensees in the Territory. Such royalty shall be payable based upon the worldwide annual aggregate Net Sales in a Calendar Year of Licensed Product(s) at the rates and in the amounts set forth below:

(a)	four percent (4%) of the total aggregate Net Sales of Licensed Product(s) in all countries in the Territory in which the sale of the Licensed Product is covered in whole or in part by a Valid Patent Claim; or, in the event that the Licensed Product is not covered by a Valid Patent Claim,

(b)	a royalty of two percent (2%) as a Know-How royalty, for each country in the Territory in which the sale of the Licensed product is not covered in whole or in part by a Valid Patent Claim but involves the use of Know-How.

For each country, royalties on Licensed Product(s) at the rate set forth above shall be payable to UNIVERSITY effective as of the date of First Commercial Sale in the country. The royalty payable under Section 4.1(a) shall be payable until the date of expiration of the last applicable Patent Right containing a Valid Patent Claim in each such country. The royalty payable under Section 4.1(b) shall be payable for a period of ten (10) years from the date of First Commercial Sale.

The royalties payable hereunder shall be subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Licensed Product;

(ii)	that no royalties shall be due upon the sale or other transfer between LICENSEE and its Affiliates;

(iii)	no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by LICENSEE, Affiliates or its Sublicensees as bona fide samples or as donations to nonprofit institutions or government agencies for non-commercial purposes; and

(iv)	notwithstanding the above royalty rates, upon LICENSEE’s request. the parties agree to discuss in good faith a reduction of such royalty rate in any given country in the event the level of development, patent protection or general commercial environment affects the commercial viability of the Licensed Product under such royalty rate.

4.2	If LICENSEE grants a sublicense under Patent Rights and/or Know-How prior to the completion of a Phase 11 clinical trial in support of approval to sell the first Licensed Product in the U.S.A., then LICENSEE shall pay to UNIVERSITY fifty percent (50%) of Net Proceeds in addition to payments due to UNIVERSITY pursuant to Paragraph 4.1 with respect to Net Sales of such Sublicensee. If LICENSEE grants a sublicense under Patent Rights and/or Know-How after the completion of a Phase II clinical trial in support of approval to sell the first Licensed Product in the U.S.A., then LICENSEE shall be obligated to make payments to UNIVERSITY pursuant to Paragraph 4.1 with respect to Net Sales of such Sublicensee, but will not be obligated to make additional payments to UNIVERSITY based on Net Proceeds.

4.3	COMPULSORY LICENSES. If a compulsory license is granted with respect to Licensed Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 4.1., then the royalty rate to be paid by LICENSEE on Net Sales in that country under Section 4.1 shall be reduced to be equal to the rate paid by the compulsory licensee.

4.4	THIRD PARTY PATENTS. If LICENSEE, in its reasonable judgment, is required to obtain a license from any third party under any patent in order to import, manufacture, use or sell the Licensed Product, and to pay a royalty under such license, and the infringement of such patent cannot reasonably be avoided by LICENSEE, LICENSEE’s obligation to pay royalties under Section 4.1 hereof shall be reduced by one-half of the amount of the royalty paid to such third party, provided, however, that the royalties payable under Section 4.1 hereof shall not be reduced in any such event below one-half ( 1/2) of the amounts set forth in Sections 4.1(a)-(b) above.

In addition, if LICENSEE is required to pay up-front payments or milestone payments to such third party in consideration for such license, then the milestone payments under Section 3.3 shall be reduced by one-half of the amount of such up-front payments or milestone payments paid to such third party, provided, however, that the milestone payments payable under Section 3.3 hereof shall not be reduced in any such event below one-half ( 1/2) of the amounts set forth in Section 3.3.

4.5	ROYALTY DURING INFRINGEMENT. If there is substantial infringement of the Patent Rights by a third party or parties and LICENSEE has commenced litigation to abate such infringement, LICENSEE may discontinue payment of up to one half of the royalty with respect to sales in the country where the infringement occurs, until the infringement ends, after which the royalty rate will return to its previous level. Upon successful completion of the litigation and receipt by LICENSEE of a monetary award therefor, LICENSEE shall reimburse UNIVERSITY those royalties withheld under this paragraph 4.5. For the purpose of this paragraph 4.5 “substantial infringement” means unit sales which equal at least 10% of

LICENSEE’s unit sales in the country over any three (3) month period, as reported by IMS America Ltd. or another reputable, independent market research firm reasonably acceptable to both parties.

4.6	PAID-UP LICENSE. For each country, upon expiration of LICENSEE’s obligation to pay royalties pursuant to Section 4.1, LICENSEE shall have a fully paid-up, non-exclusive license under any Know-How, to make, have made, use and sell Licensed Product in that country.

4.7	REPORTS: PAYMENT OF ROYALTY. During the term of the Agreement following the First Commercial Sale of a Licensed Product, LICENSEE shall furnish to UNIVERSITY a quarterly written report for the Calendar Quarter showing the sales of all Licensed Product(s) subject to royalty payments sold by LICENSEE, its Affiliates and its Sublicensees in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the ninetieth (90) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. LICENSEE shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

4.8	AUDITS.

(a)	Upon the written request of UNIVERSITY and not more than once in each Calendar Year, LICENSEE shall permit an independent certified public accounting firm of nationally recognized standing selected by UNIVERSITY and reasonably acceptable to LICENSEE, at UNIVERSITY’s expense, to have access during normal business hours to such records of LICENSEE as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request.

These rights with respect to any Calendar Year shall terminate two (2) years after the end of any such Calendar Year.

(b)	If such accounting firm correctly concludes that additional royalties were owed during such period, LICENSEE shall pay the additional royalties within thirty (30) days of the date UNIVERSITY delivers to LICENSEE such accounting firm’s written report so correctly concluding. The fees charged by such accounting firm shall be paid by UNIVERSITY unless the audit discloses that the payments payable by LICENSEE for the audited period are more than one hundred ten percent (110%) of the payments actually made for such period, in which case LICENSEE shall pay the reasonable fees and expenses charged by the accounting firm.

(c)	LICENSEE shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to LICENSEE, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by UNIVERSITY’s independent accountant to the same extent required of LICENSEE under this Agreement.

(d)	UNIVERSITY shall treat all financial information and other LICENSEE information subject to review under this Section 4.8 or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into a confidentiality agreement with LICENSEE obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

4.9	PAYMENT AND EXCHANGE RATE. All payments to be made by LICENSEE to UNIVERSITY under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States designated in writing by UNIVERSITY from time to time. In the case of sales outside the United States by LICENSEE, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due UNIVERSITY shall be the month-end exchange rate applicable for the month in which the sales are recorded. Such month-end exchange rate is the exchange rate utilized by LICENSEE in its worldwide accounting system and reflects the average exchange rate for each month.

4.10	INTEREST ON LATE PAYMENTS. UNIVERSITY reserves the right to charge and LICENSEE hereby agrees to pay interest on any overdue amounts owing from LICENSEE which are overdue through the fault of LICENSEE, at the rate of one-half percent (0.5%) per month calculated from the date any payment was due and payable.

ARTICLE V

DEVELOPMENT AND COMMERCIALIZATION

5.1	LICENSEE shall use its good faith efforts, to safely and appropriately manage at its own cost all scientific, medical and business activities that lead to regulatory approval, manufacturing, marketing and sale of Licensed Products worldwide.

5.2	Within ninety (90) days of the Effective Date of this Agreement, LICENSEE shall provide to UNIVERSITY a proposed schedule for the development of the Licensed Product (the “Development Schedule”). LICENSEE shall provide to UNIVERSITY an updated Development Schedule on an annual basis during the development of Licensed Product.

ARTICLE VI

CONFIDENTIALITY AND PUBLICATION

6.1	The parties hereby agree to not disclose and to use all reasonable efforts to maintain the secrecy of any and all Confidential Information disclosed by one party to the other under the terms of this Agreement without the express, written consent of the disclosing party, with the exception of the following:

(a)	information which, at the time of disclosure, is available to the public;

(b)	information which, after disclosure, becomes available to the public by publication or otherwise, other than by breach of this Agreement by the receiving party;

(c)	information that the receiving party can establish by prior record was already known to it or was in its possession or in the possession of an Affiliate (as such term is defined below) at the time of disclosure and was not acquired, directly or indirectly, from the disclosing party;

(d)	information that the receiving party obtains from a third party; provided however, that such information was not obtained by said third party, directly or indirectly, from the disclosing party under an obligation of confidentiality toward the disclosing party;

(e)	information that the receiving party can establish was independently developed by persons in its employ or otherwise who had no contact with and were not aware of the content of the Confidential Information; and

(f)	information that the receiving party is compelled to disclose by a court or other tribunal of competent jurisdiction, provided however, that in such case the receiving party shall immediately give notice to the providing party so that the providing party may seek a protective order or other remedy from said court or tribunal. In any event, the receiving party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

6.2	The receiving party will not disclose any such Confidential Information to any person other than to Rs directors, officers or employees, or to, directors, officers or employees of an Affiliate and sublicensees, and only then if they have a clear need to know such Confidential Information in connection with the performance of their professional responsibilities.

6.3	The receiving party shall take all reasonable steps, including, but not limited to, those steps taken to protect its own information, data or other tangible or intangible property that it regards as proprietary or confidential, to insure that the Confidential Information is not disclosed or duplicated for the use of any third party, and shall take all reasonable steps to prevent its officers and employees, or any others having access to the Confidential Information, from disclosing or making unauthorized use of any Confidential Information, or from committing any acts or omissions that may result in a violation of this Agreement.

6.4	Title to, and all rights emanating from the ownership of, all Confidential Information disclosed under this Agreement shall remain vested in the disclosing party. Nothing herein shall be construed as granting any license or other right to use the Confidential Information other than as specifically agreed upon by the parties.

6.5	Upon written request of the disclosing party, the receiving party shall return promptly to the disclosing party all written materials and documents, as well as any computer software or other media, made available or supplied by the disclosing party to the receiving party that contains Confidential Information, together with any copies thereof, except that the receiving party may retain one copy of each such document or other media for archival purposes, subject to protection and non-disclosure in accordance with the terms of this Agreement

6.6	The receiving party agrees that the disclosure of Confidential Information without the express written consent of the disclosing party will cause irreparable harm to the disclosing party, and that any breach or threatened breach of this Agreement by the receiving party will entitle the disclosing party to injunctive relieve, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

6.7	USE OF CONFIDENTIAL IN INFORMATION. Both parties agree that the Confidential Information shall only be used in connection with the parties’ respective rights and obligations under this Agreement.

6.8	PUBLICATION. During the term of this Agreement, LICENSEE and UNIVERSITY each acknowledge the other party’s interest in publishing its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, either party, its employees or consultants wishing to make a publication of the research funded by LICENSEE pursuant to this Agreement shall deliver to the other party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. The reviewing party shall have the right (i) to propose modifications to the publication for patent reasons, trade secret reasons or business reasons or (ii) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing party requests a delay, the publishing party shall delay submission or presentation for a period of sixty (60) days to enable patent applications protecting each party’s rights in such information to be filed. Upon expiration of such sixty (60) days, the publishing party shall be free to proceed with the publication or presentation. If the reviewing party requests modifications to the publication, the publishing party shall edit such publication to prevent disclosure or trade secret or proprietary business information prior to submission of the publication or presentation. In addition, the contributions of the parties to the research shall be expressly noted in such publications or other public disclosures by acknowledgment or co-authorship, whichever is appropriate.

ARTICLE VII

PATENTS

7.1	FILING, PROSECUTION AND MAINTENANCE OF PATENTS. The parties shall diligently take all commercially reasonable steps required to maintain the Patent Rights in full force and effect, UNIVERSITY shall be responsible for the day-to-day activities associated with filing, prosecuting and maintaining the Patent Rights. UNIVERSITY agrees to consult with and cooperate with LICENSEE to promptly file, prosecute and maintain the Patent Rights in the Territory. All filing, prosecution, and maintenance decisions with respect to the Patent Rights, including without limitation decisions about reexaminations and reissue proceedings, shall be made by LICENSEE with the approval of UNIVERSITY, such approval not to be unreasonably withheld. All such filing, prosecution, and maintenance of the Patent Rights shall be carried out by outside patent counsel selected by LICENSEE with the approval of UNIVERSITY, such approval not to be unreasonably withheld. Such outside patent counsel shall at all times during the term of this Agreement keep LICENSEE and UNIVERSITY advised of the status of patent filings and upon request of either party shall provide copies of any papers relating to the filing, prosecution or maintenance of such Patent Rights. During the term of this Agreement the parties shall cooperate in providing information to assist the outside counsel with the patent prosecution of the Patent Rights.

7.2	PATENT COSTS. In consideration of this Agreement, during the term of this Agreement LICENSEE shall reimburse UNIVERSITY for the documented filing, prosecution, and maintaining costs with respect to the Patent Rights which are invoiced by such outside patent counsel (the “Patent Costs”). Outside patent counsel shall provide LICENSEE with detailed invoices, reasonably satisfactory to LICENSEE, for the Patent Costs. LICENSEE shall pay outside patent counsel within thirty (30) days of receipt of such invoices. UNIVERSITY shall promptly give notice to LICENSEE of the grant, lapse, revocation, surrender, invalidation, or abandonment of any Patent Rights licensed to LICENSEE for which UNIVERSITY is responsible for the filing, prosecution and maintenance. In the event that UNIVERSITY desires to discontinue maintenance or prosecution of the Patent Rights, UNIVERSITY shall first agree to assign such Patent Rights to LICENSEE at no cost.

7.3	PATENT TERM RESTORATION. The parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Patent Rights. In the event that elections with respect to obtaining such patent term restoration, supplemental protection certificates or their equivalents are to be made, LICENSEE shall have the right to make the election and UNIVERSITY agrees to abide by such election.

7.4	INFRINGEMENT.

(a)	UNIVERSITY and LICENSEE each shall immediately give notice to the other of any potential infringement or infringement by a third party of any Patent Rights of which they become aware or of any certification of which they become aware filed under the United States “Drug Price Competition and Patent Term Restoration Act of 1984” claiming that Patent Rights covering the Licensed Product are invalid or unenforceable or that infringement will not arise from the manufacture, use or sale of Licensed Product by a third party.

(b)	LICENSEE as exclusive licensee will have the right to settle with the infringer or to bring suit or other proceeding at its expense against the infringer in its own name or in the name of UNIVERSITY where necessary, after consultation with UNIVERSITY. UNIVERSITY shall be kept advised at all times of such suit or proceedings brought by LICENSEE. UNIVERSITY may, in its discretion, join LICENSEE as party to the suit or other proceeding, provided that LICENSEE shall retain control of the prosecution of such suit or proceedings in such event. UNIVERSITY agrees to cooperate with LICENSEE in its efforts to protect Patent Rights, including joining as a party where necessary.

(c)	If LICENSEE does not settle with the infringer or bring suit or other proceeding against the infringer, UNIVERSITY may in its discretion, bring suit or other proceeding at its expense against the infringer, provided however, that UNIVERSITY shall first consult with LICENSEE as to whether such act(s) by a third party reasonably constitute infringement and whether it is commercially advisable to bring such suit or proceeding, as reasonably determined by LICENSEE. LICENSEE shall be kept advised at all times of such suit or proceedings brought by UNIVERSITY. LICENSEE may, in its discretion, join LICENSEE as party to the suit or other proceeding, provided that UNIVERSITY shall retain control of the prosecution of such suit or proceedings in such event. LICENSEE agrees to cooperate with UNIVERSITY in its efforts to protect Patent Rights, including joining as a party where necessary.

(d)	Each party will bear its own expenses with respect to any suit or other proceeding against an infringer. Any recovery in connection with such suit or proceeding will first be applied to reimburse UNIVERSITY and LICENSEE for their out-of-pocket expenses, including attorney’s fees. The party controlling the suit will retain the balance of any recovery. However, if the damages awarded LICENSEE include an amount based on lost sales or profit, then LICENSEE shall pay to UNIVERSITY four percent (4%) of the award after first subtracting from the award those amounts not based on lost sales or profit (such as punitive damages including treble damages, e.g.). If the damages awarded LICENSEE include an amount based on a reasonable royalty then, LICENSEE shall pay to UNIVERSITY twenty percent (20%) of the award after first subtracting from the award those amounts not based on a reasonable royalty (such as punitive damages including treble damages, e.g.).

ARTICLE VIII

TERM AND TERMINATION

8.1	TERM AND EXPIRATION. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2, 8.3 or 8.4 below, the terms of this Agreement shall continue in effect on a country-by-country basis until expiration date of the last obligation of LICENSEE to pay royalty to

UNIVERSITY for the sale of a Licensed Product in that country. Upon expiration of this Agreement as to any country due to the expiration of the obligation of LICENSEE to pay royalty to UNIVERSITY for the sale of a Licensed Product in that country, the licenses hereunder with respect to Licensed Product shall become fully paid-up, perpetual licenses.

8.2	TERMINATION FOR CAUSE. This Agreement may be terminated by notice by either party at any time during the term of this Agreement:

(a)	if it is shown by credible evidence that the other party is in breach of its material obligations hereunder (including all obligations of Licensee to make payments to UNIVERSITY hereunder) by causes and reasons within its control and has not cured such breach within ninety (90) days after written notice requesting cure of the breach; or

(b)	upon the filing or institution of bankruptcy, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.3	TERMINATION WITHOUT CAUSE. This Agreement may be terminated by LICENSEE at any time on fifteen (15) days written notice. Upon such termination all right, title and interest in the Patent Rights, Know-How and all preclinical and clinical data shall revert to UNIVERSITY and LICENSEE shall have no further obligations under this Agreement.

8.4	TERMINATION by UNIVERSITY. If LICENSEE has not initiated a Phase III clinical trial in the U.S.A. for a Licensed Product before the fourth anniversary of the Effective Date, then UNIVERSITY may terminate and the licenses granted hereunder by giving notice to LICENSEE FIFTEEN (15) days prior to such termination. Upon such termination all right, title and interest in the Patent Rights, Know-how and all preclinical data shall revert to UNIVERSITY and LICENSEE shall have no further obligations under this Agreement.

8.5	EFFECT OF TERMINATION. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product sold prior to such termination.

ARTICLE IX

INDEMNIFICATION

9.1	INDEMNIFICATION BY LICENSEE. LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless UNIVERSITY, its trustees, officers, employees and affiliates, from and against any and all claim, loss, damage, liability, injury, cost or expense, including without limitation expenses of litigation and reasonable attorneys’ fees, in connection with any claims made or suits brought against LICENSEE relating to this Agreement: (i) arising from the negligence, willful misconduct, or material breach of this Agreement by LICENSEE, its Affiliates, subcontractors, sublicensees, or agents or (ii)

arising out of the death of or injury to any person or persons or out of any damage to property and resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Licensed Product; provided however that LICENSEE shall not be obligated to provide indemnification hereunder to the extent that any such claim, loss, damage, liability, injury, cost or expense results form the gross negligence, willful misconduct, or material breach of this Agreement by UNIVERSITY.

9.2	INSURANCE. LICENSEE represents and warrants that prior to any clinical trials of Licensed Product, LICENSEE shall have liability protection, the nature and extent of which is commensurate with usual and customary industry practices.

9.3	PROCEDURE. Should UNIVERSITY or any of its officers, agents, parent companies, affiliates, or employees (the “Indemnitee”) intend to claim indemnification under this Article 9, such Indemnitee shall promptly notify LICENSEE (the “Indemnitor”) in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall be entitled to assume the defense thereof with counsel selected by the Indemnitor and approved by the Indemnitee, such approval not to be unreasonably withheld; provided, however, that if representation of Indemnitee by such counsel first selected by the Indemnitor would be inappropriate due to a conflict of interest between such Indemnitee and any other party represented by such counsel, then Indemnitor shall select other counsel for the defense of Indemnitee, with the fees and expenses to be paid by the Indemnitor, such other counsel to be approved by Indemnitee and such approval not to be unreasonably withheld. The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 9. The Indemnities under this Article 9, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

9.4	Except as otherwise expressly set forth in this Agreement, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

ARTICLE X

MISCELLANEOUS

10.1	FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the

Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts of other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

10.2	ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party; provided, however, that LICENSEE may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

10.3	SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4	NOTICES. Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by facsimile on such date, with paper copy being sent by certified first class mail, postage prepaid, or by next day express delivery service, addressed to it at is address below (or such address as it shall designate by written notice given to the other party).

In the case of LICENSEE:

Pain Therapeutics, Inc.

1345 Douglas Street

San Francisco, CA 94131

Attn: Mr. Remi Barbier

In the case of UNIVERSITY:

Office of Industrial Liaison

Albert Einstein College of Medicine of Yeshiva University

Jack and Pearl Resnick Campus

1300 Morris Park Avenue

Bronx, NY 10461

Telephone No. (718) 430-3357

Fax No. (718) 430-8822

With copy to:

Kenneth P. George, Esq.

AMSTER, ROTHSTEIN & EBENSTEIN

90 Park Avenue

New York, NY 10016

Telephone No. (212) 697-5995

Fax No. (212) 286-0854

10.5	APPLICABLE LAW/JURISDICTION. This Agreement is acknowledged to have been made in and shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to its conflict of laws provisions. The parties shall attempt in good faith to amicably resolve any disputes under this Agreement. LICENSEE and UNIVERSITY agree to negotiate in good faith a resolution of any dispute between them regarding this Agreement. In this regard, the President and CEO of LICENSEE and the Director of the Office of Industrial Liaison of UNIVERSITY shall meet in person for at least two continuous hours to attempt in good faith to resolve the dispute. With respect to such disputes, any litigation instituted by LICENSEE shall be brought in a state or federal court located in New York, and any litigation instituted by UNIVERSITY shall be brought in a state or federal court located in New York. Each party hereby irrevocably consents to the personal and exclusive jurisdiction and venue of such courts.

10.6	ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties as to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by both parties hereto.

10.7	HEADINGS. The captions to the Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the Articles and Sections hereof.

10.8	INDEPENDENT CONTRACTORS. It is expressly agreed that UNIVERSITY and LICENSEE shall be independent contractors with respect to this Agreement and that the relationship between the two parties created by this Agreement shall not constitute a partnership, joint venture or agency. Neither UNIVERSITY nor LICENSEE shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

10.9	WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

10.10	COUNTERPARTS. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11	REPRESENTATIONS AND WARRANTIES. UNIVERSITY hereby represents and warrants that: (1) it has the right to enter into this Agreement and to grant the licenses contained herein and owns the Patent Rights and Know-How licensed hereunder by virtue of assignments from Drs. Crain and Shen and (2) no other person or organization presently has any effective option or license from UNIVERSITY to manufacture, use, sell or import Licensed Product or is presently authorized by UNIVERSITY to use the Know-How. Each party warrants and represents to the other that it has the full eight and authority to enter into this Agreement, and that it is not aware of any impediment, including any charge of infringement of patents, which would inhibit its ability to perform the terms and conditions imposed on it by such Agreement.

10.12	Nothing in this Agreement is or shall be construed as:

(a)	A warranty or representation by UNIVERSITY that anything made or used by LICENSEE under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties; or

(b)	Granting by implication, estoppel, or otherwise any license, right or interest other than as expressly set forth herein.

10.13	As of the Effective Date, to the best of UNIVERSITY’s knowledge and belief, it has advised Licensee in writing of any conditions that may:

(a)	materially affect pre-clinical/clinical development, regulatory approval or commercialization of Licensed Products, or

(b)	raise reasonable doubts about the safety or utility of Licensed Products, including serious or unexpected side effects, toxicity or sensitivity reactions related to the clinical use or administration of the Licensed Products.

10.14	PUBLICITY. Each party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement or any information relating to this Agreement without the prior written consent of the other party, provided however, that neither party will be prevented from complying with any duty of disclosure it may have pursuant to law or government regulation.

10.15	USE OF NAMES. Neither party will, without prior written consent of the other party, use the name or any trademark or trade name owned by the other party, or, owned by an affiliate or parent corporation of the other party, in any publication, publicity, advertising, or otherwise.

10.16	NON-SOLICITATION. Except in the event of an initial public offering, LICENSEE will not directly or indirectly solicit the general public, or UNIVERSITY, its employees, directors, affiliates and all other parties related to UNIVERSITY, for any fund raising purposes whatsoever.

IN WITNESS WHEREOF, the parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives, Effective as of the Effective Date.

ALBERT EINSTEIN COLLEGE OF MEDICINE OF YESHIVA UNIVERSITY

BY:	/s/ EMANUAL GENN
EMANUEL GENN ASSOCIATE DEAN FOR BUSINESS AFFAIRS

DATE:	5/5/98

PAIN THERAPEUTICS, INC.

BY:	/s/ REMI BARBIER
TITLE:	President & CEO
DATE:

APPENDIX A

[*]

[*]  Confidential Treatment Requested

FIRST AMENDMENT TO THE LICENSE AGREEMENT

between

ALBERT EINSTEIN COLLEGE OF MEDICINE OF YESHIVA UNIVERSITY

and

PAIN THERAPEUTICS, INC.

This First Amendment, effective December 10, 1999, is made and entered into by and between Albert Einstein College of Medicine of Yeshiva University, a division of Yeshiva University (“UNIVERSITY”), a New York corporation, having an office at 1300 Morris Park Avenue, Bronx, NY 10461 and Pain Therapeutics, Inc., a Delaware corporation, having an office at 250 East Grand Avenue, Suite 70, South San Francisco, California 94080 (“LICENSEE”).

WHEREAS, UNIVERSITY and LICENSEE entered into a License Agreement effective May 5, 1998 (“the Agreement”); and,

WHEREAS, the parties wish to make changes to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained in the Agreement and in this First Amendment and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    The definition of “Know-How” (Paragraph 1.9 of the Agreement) is hereby expanded to include the following:

“Know-How” also means all information and materials, including but not limited to technology, experience, discoveries, improvements, processes, formulae, data (including but not limited to all preclinical, clinical, toxicological, and pharmacological data) and inventions, trade secrets, patentable or otherwise, developed by UNIVERSITY through

Drs. Crain and Shen and also Dr. Gerald M. Fleischner, which on the Effective Date of this Agreement are in UNIVERSITY’s possession and control, are not generally known and are necessary or useful for LICENSEE in the research, development, manufacture, marketing, use or sale of compositions or methods for the treatment of Irritable Bowel Syndrome. Know-How shall also include any Know-How and improvements or modifications to the Know-How which are developed by UNIVERSITY through Drs. Crain, Shen, Fleischner and their staff after the Effective Date of this Agreement as a result of any research funding provided by LICENSEE to UNIVERSITY pursuant to this Agreement.

2.    The definition of “Patent Rights” (Paragraph 1.15 of the Agreement) is hereby expanded to include the following:

“Patent Rights” also means the patents and patent applications listed on Attachment A and any and all divisions, continuations, continuations-in-part, reissues, renewals, extensions or the like of any such patents and patent applications and all foreign equivalents thereof and any and all patents and patent applications owned by UNIVERSITY which contain one or more claims directed to compositions or methods for the treatment of Irritable Bowel Syndrome and which result from the research funding provided by LICENSEE to UNIVERSITY pursuant to this Agreement, and any and all divisions, continuations, continuations-in-part, reissues, renewals, extensions or the like of any such patents and patent applications and all foreign equivalents thereof.

3.    The Agreement shall include an updated Attachment A which is attached hereto.

4.    UNIVERSITY acknowledges receipt of Ten Thousand Dollars (US$10,000) from LICENSEE in partial consideration for this First Amendment.

5.    The following sentence shall be added to the end of paragraph 9.1:

For the purpose of this paragraph 9.1, Dr. Gerald M. Fleischner shall be deemed to be an affiliate of UNIVERSITY.

6.    This First Amendment shall be deemed to be incorporated into the Agreement in full and to be an integral part thereof as though fully set forth therein. With the exception of the above amendment, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into and executed this First Amendment on the date first above written.

ALBERT EINSTEIN COLLEGE OF MEDICINE OF YESHIVA UNIVERSITY		PAIN THERAPEUTICS, INC.

By:	/s/ EMANUEL GENN	By:	/s/ REMI BARBIER
Name:	Emanuel Genn	Name:	Remi Barbier
Title:	Associate Dean for Business Affairs	Title:	President & CEO

Attachment A

1.	U.S. Patent No. 5,472,943, issued December 5, 1995, entitled “Method of Simultaneously Enhancing Analgesic Potency and Attenuating Dependence Liability Caused by Morphine and Other Opioid Agonists” (ARE File No. 96700/242).

2.	Australian Patent No. 691515, entitled “Methods of Enhancing Opiate Analgesic Potency or Detoxifying an Opiate Addict” (based on PCT/US94/08288 and claiming priority to No. 1 above) (ARE File No. 96700/504).

3.	Canadian Patent Application No. 2168262, entitled “Methods of Enhancing Opiate Analgesic Potency or Detoxifying an Opiate Addict” (based on PCT/US94/08288 and claiming priority to No. 1 above) (ARE File No. 96700/503).

4.	EPC Patent Application No. 94924485.9, entitled “Methods of Enhancing Opiate Analgesic Potency or Detoxifying an Opiate Addict” (based on PCT/US94/08288 and claiming priority to No. 1 above) (ARE File No. 96700/502).

5.	Japanese Patent Application No. 505899/1995, entitled “Methods of Enhancing Opiate Analgesic Potency or Detoxifying an Opiate Addict” (based on PCT/US94/08288 and claiming priority to No. 1 above) (ARE File No. 96700/501).

6.	U.S. Patent No. 5,512,578, issued April 30, 1996, entitled “Method of Simultaneously Enhancing Analgesic Potency and Attenuating Dependence Liability Caused by Exogenous and Endogenous Opioid Agonists” (continuation-in-part of No. 1 above) (ARE File No. 96700/297).

7.	U.S. Reissue Patent Application No. 08/782,452, filed January 13, 1997 (reissue of No. 6 above) (ARE File No. 96700/510) (Status—allowed).

8.	Australian Patent Application No. 47399/99, entitled “Methods of Enhancing Opiate Analgesic Potency and Attenuating Dependence Liability Caused by Exogenous and Endogenous Opioid Agonists” (divisional of Australian Patent Application No. 32769/95, now abandoned, which is based on PCT/US95/09974 and claims priority to No. 6 above) (ARE File No. 96700/432).

9.	Australian Patent Application No. 41135/99, entitled “Methods of Enhancing Opiate Analgesic Potency and Attenuating Dependence Liability Caused by Exogenous and Endogenous Opioid Agonists” (divisional of Australian Patent Application No. 32769/95, now abandoned, which is based on PCT/US95/09974 and claims priority to No. 6 above) (ARE File No. 96700/597).

10.	Canadian Patent Application No. 2,195,122, entitled “Methods of Enhancing Opiate Analgesic Potency and Attenuating Dependence Liability Caused by Exogenous and Endogenous Opioid Agonists” (based on PCT/US95/09974 and claiming priority to No. 6 above) (ARE File No. 96700/433).

11.	EPC Patent Application No. 95929400.0, entitled “Methods of Enhancing Opiate Analgesic Potency and Attenuating Dependence Liability Caused By Exogenous and Endogenous Opioid Agonists” (based on PCT/US95/09974 and claiming priority to No. 6 above) (ARE File No. 96700/434).

12.	Japanese Patent Application No. 08-505298, entitled “Methods of Enhancing Opiate Analgesic Potency and Attenuating Dependence Liability Caused by Exogenous and Endogenous Opioid Agonists” (based on PCT/US95/09974 and claiming priority to No. 6 above) (ARE File No. 96700/435).

13.	U.S. Patent No. 5,580,876, issued December 3, 1996, entitled “Method of Simultaneously Enhancing Analgesic Potency and Attenuating Dependence Liability Caused by Morphine and Other Biomodally-Acting Opioid Agonists” (continuation-in-part of No. 6 above) (ARE File No. 96700/389).

14.	U.S. Patent No. 5,765,125, issued June 16, 1998, entitled “Method of Simultaneously Enhancing Analgesic Potency and Attenuating Dependence Liability Caused by Morphine and Other Biomodally-Acting Opioid Agonists” (continuation of No. 12 above) (ARE File No. 96700/509).

15.	U.S. Patent Application No. 09/094,977, filed June 16, 1998, entitled “Method of Simultaneously Enhancing Analgesic Potency and Attenuating Dependence Liability Caused by Morphine and Other Biomodally-Acting Opioid Agonists” (continuation of No. 13 above) (ARE File No. 96700/542).

16.	U.S. Patent Application No. 09/306,164, filed May 6, 1999, entitled “Method of Simultaneously Enhancing Analgesic Potency and Attenuating Adverse Side Effects Caused by Tramadol and Other Biomodally-Acting Opioid Agonists” (continuation-in-part of No. 14 above) (ARE File No. 96700/561).

17.	U.S. Patent Application No. 09/261,361, filed March 3, 1999, entitled “Method and Composition for Treating Irritable Bowel Syndrome Using Low Doses of Opioid Receptor Antagonists” (ARE File No. 96700/453).

18.	PCT Patent Application No. PCT/US00/05473, filed March 2, 2000, entitled “Method and Composition for Treating Irritable Bowel Syndrome Using Low Doses of Opioid Receptor Antagonists” (based on No. 17 above) (ARE File No. 96700/617).

19.	U.S. Patent No. 5,585,348, issued December 17, 1996, entitled “Use Of Excitatory Opioid Receptor Antagonists To Prevent Growth Factor-Induced Hyperalgesia” (AR&E File No. 96700/241).